As filed with the Securities and Exchange Commission on March 19, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alumis Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-1771129
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

280 East Grand Avenue South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

Alumis Inc. 2024 Equity Incentive Plan

Alumis Inc. 2024 Employee Stock Purchase Plan

(Full titles of the plans)

John Schroer

Chief Financial Officer

Alumis Inc.

280 East Grand Avenue

South San Francisco, California 94080

(650) 231-6625

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kristin VanderPas

Dave Peinsipp

Cooley LLP

3 Embarcadero Center, 20th Floor

San Francisco, California 94111

(415) 693-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SHARES

Pursuant to General Instruction E of Form S-8, Alumis Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) for the purpose of registering (i) 2,720,366 additional shares of its common stock under the 2024 Equity Incentive Plan (the “2024 EIP”), pursuant to the provisions of the 2024 EIP providing for an automatic increase in the number of shares of common stock reserved and available for issuance under the 2024 EIP on January 1, 2025, and (ii) 544,073 additional shares of its common stock under the 2024 Employee Stock Purchase Plan (the “2024 ESPP,” together with the 2024 EIP, the “Plans”), pursuant to the provisions of the 2024 ESPP providing for an automatic increase in the number of shares of common stock reserved and available for issuance under the 2024 ESPP on January 1, 2025. In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of the Form S-8 has been omitted from this Registration Statement.

The Registrant previously registered shares of its common stock for issuance under the Plans on a Registration Statement on Form S-8 filed with the Commission on July 1, 2024 (File No. 333-280640). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statement referenced above except as set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K (the “2024 10-K”) for the fiscal year ended December 31, 2024, filed with the Commission on March 19, 2025.
(b)	The Registrant’s Current Reports on Form 8-K (with respect to Items 1.01 and 8.01 only) filed with the Commission on February 6, 2025, and February 21, 2025 (File No. 001-42143).
(c)

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed on June 25, 2024 (File No. 001-42143) under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description, including Exhibit 4.1 of the 2024 10-K.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or portions thereof that are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and executive officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant’s amended and restated certificate of incorporation permits indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its employees and other agents, in each case to the maximum extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with its directors and executive officers, whereby it has agreed to indemnify its directors and executive officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or executive officer was, or is threatened to be made, a party by reason of the fact that such director or executive officer is or was a director, executive officer, employee, or agent of the Registrant, provided that such director or executive officer acted in good faith and in a manner that the director or executive officer reasonably believed to be in, or not opposed to, the best interest of the Registrant.

At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange that might be incurred by any director or officer in his or her capacity as such.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

The exhibits to this Registration Statement are listed below:

Exhibit Number	Description

4.1

Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on July 1, 2024).

4.2

Amended and Restated Bylaws of the Registrant, as currently in effect (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on July 1, 2024).

4.3

Form of Common Stock Certificate of the Registrant (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-280068), filed with the Commission on June 24, 2024).

4.4

Amended and Restated Investors’ Rights Agreement, by and among the Registrant and certain of its stockholders, dated March 4, 2024 (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-280068), filed with the Commission on June 7, 2024).

5.1*	Opinion of Cooley LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page).

99.1

The Registrant’s 2024 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-280068), filed with the Commission on June 24, 2024).

99.2

The Registrant’s Forms of Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise under the Registrant’s 2024 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-280068), filed with the Commission on June 24, 2024).

99.3

The Registrant’s Forms of Restricted Stock Unit Grant Notice and Award Agreement under the Registrant’s 2024 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-280068), filed with the Commission on June 24, 2024).

99.4

The Registrant’s 2024 Employee Stock Purchase Plan of the Registrant (incorporated herein by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-280068), filed with the Commission on June 24, 2024).

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South San Francisco, California, on March 19, 2025.

ALUMIS INC.

By:	/s/ Martin Babler
Martin Babler
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin Babler and John Schroer and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Martin Babler	President, Chief Executive Officer and Director	March 19, 2025
Martin Babler	(Principal Executive Officer)

/s/ John Schroer	Chief Financial Officer	March 19, 2025
John Schroer	(Principal Financial and Accounting Officer)

/s/ Alan B. Colowick	Director	March 19, 2025
Alan B. Colowick, M.D., M.P.H.

/s/ Patrick Machado	Director	March 19, 2025
Patrick Machado, J.D.

/s/ Sapna Srivastava	Director	March 19, 2025
Sapna Srivastava, Ph.D.

/s/ James B. Tananbaum	Director	March 19, 2025
James B. Tananbaum, M.D.

/s/ Zhengbin Yao	Director	March 19, 2025
Zhengbin Yao, Ph.D.

/s/ Srinivas Akkaraju	Director	March 19, 2025
Srinivas Akkaraju, M.D., Ph.D.